Exhibit 5.1

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219-1886

+1 412 288 3131

Fax +1 412 288 3063

reedsmith.com

October 1, 2008

The Board of Directors

Mastech Holdings, Inc.

1000 Commerce Drive, Suite 500

Pittsburgh, PA 15275

Re: Registration Statement on Form S-8 for Mastech Holdings, Inc. Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as special counsel to Mastech Holdings, Inc., a Pennsylvania corporation (the “Company”), in connection with the proposed registration by the Company of 800,000 shares of the Company’s common stock (the “Common Stock”), $0.01 par value per share, to be awarded to or purchased by certain directors, employees, and/or consultants in connection with the Plan, pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In that connection, we have examined such corporate proceedings, documents, records and matters of law as we have deemed necessary to enable us to render this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representations of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we hereby advise you that in our opinion the 800,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized in accordance with Pennsylvania law, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

NEW YORK — LONDON — HONG KONG — CHICAGO — WASHINGTON, D.C. — BEIJING — PARIS — LOS ANGELES — SAN FRANCISCO — PHILADELPHIA — PITTSBURGH OAKLAND — MUNICH — ABU DHABI — PRINCETON — NORTHERN VIRGINIA — WILMINGTON — BIRMINGHAM — DUBAI — CENTURY CITY — RICHMOND — GREECE

October 1, 2008

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the Commonwealth of Pennsylvania or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

Very truly yours,

Reed Smith LLP